UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MGE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
OF MGE ENERGY, INC.

Date:    Tuesday, May 20, 2008

Time:   11:00 a.m., local time

Place:	Marriott Madison West 1313 John Q. Hammons Drive Middleton, Wisconsin

Purpose:

•	To elect two Class I directors to terms of office expiring at the 2011 Annual Meeting of Shareholders;

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2008; and

•	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 14, 2008, are entitled to vote at the meeting. Your vote is important to us. Even if you plan to attend the meeting in person, please cast your vote by signing, dating and returning your proxy card; calling the toll-free number; or logging on the Internet.

The matters to be acted upon at the meeting are described in the accompanying proxy statement.

By Order of the Board of Directors

TERRY A. HANSON
Vice President, Chief Financial
Officer and Secretary

April 14, 2008

QUESTIONS AND ANSWERS

Q:  Why am I receiving this proxy statement?

A:	We are sending this document to you because our Board of Directors is seeking your proxy to vote your shares at our annual meeting. The notice of annual meeting, proxy statement and accompanying proxy card are first being mailed on or about April 14, 2008, to shareholders of record at the close of business on March 14, 2008.

Q:  When and where will the annual meeting take place?

A:	The meeting will be held on Tuesday, May 20, 2008, at 11:00 a.m., local time, at the Marriott Madison West, 1313 John Q. Hammons Drive, Middleton, Wisconsin.

Q:  What is the purpose of the meeting?

A:  The purpose of the meeting is:

•	To elect two Class I directors to terms of office expiring at the 2011 annual meeting of shareholders;

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2008; and

•	To transact such other business as may properly come before the meeting.

Q:  Do I need a ticket to attend the meeting?

A:	No; however, if you plan to attend the meeting, please fill out the enclosed reservation form and return it with your proxy card so we may have an indication of the number of shareholders planning to attend the meeting. If your shares are held through a broker or its nominee and you would like to attend the meeting, please contact Shareholder Services at (800) 356-6423 to make a reservation.

Q:  Why did I receive more than one copy of this proxy statement?

A:	If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one copy of this document. This duplication can be eliminated. For information on combining the mailings into one, registered shareholders may contact our Shareholder Services Department at investor@mgeneergy.com or toll-free at (800) 356-6423. Street holders should contact their broker.

Q:  What is MGE Energy, Inc.?

A:	We (MGEE) are an investor-owned public utility holding company formed in August of 2002. Our headquarters are in Madison, Wisconsin, and we are the parent company of Madison Gas and Electric Company (MGE), our principal subsidiary. Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53703.

VOTING

Number of Votes Per Share

Each share of common stock issued and outstanding as of the record date for the meeting is entitled to one vote at the meeting, except as described below for shareholders who own more than a specified percentage of the common stock.

The record date for the meeting is March 14, 2008. Holders of record as of such date can vote in person at the meeting or by proxy. By giving us your proxy, you are authorizing the individuals named on the proxy card (the proxies) to vote your shares in the manner you indicate. On March 14, 2008, there were 21,999,588 shares of our common stock issued and outstanding.

Our Articles of Incorporation contain a provision limiting the voting power of any shareholder who acquires more than 10 percent of our outstanding voting stock. In addition, under the Wisconsin Business Corporation Law, the voting power of shares held by any person in excess of 20 percent of the voting power in the election of directors is limited to 10 percent of the full voting power of the excess shares. To our knowledge, neither of these limitations currently applies to any shareholder.

How Street Name Holders May Vote

If you own shares through a broker, the registered holder of those shares is your broker or its nominee. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified by your broker. Your broker will tabulate the votes it has received from its customers and submit a proxy card to us reflecting those votes. If you plan to attend the annual meeting and vote your shares in person, you should contact your broker to obtain a broker’s proxy card and our Shareholder Services Department at (800) 356-6423 to make a reservation for the meeting.

How Registered Holders May Vote

If you personally hold a certificate for your shares or have shares held by us in the Direct Stock Purchase and Dividend Reinvestment Plan, then you are the registered holder. Shares you have accumulated in the Direct Stock Purchase and Dividend Reinvestment Plan are held by the administrator under the nominee name of Madge & Co. Those shares, including your certificate shares, will be voted in accordance with the direction given by you on your proxy.

As a convenience to you, we are providing you with the option to vote by proxy via the Internet or via toll-free touch-tone telephone. Refer to your proxy card for more information and instructions. If you prefer, you may cast your vote by returning your signed and dated proxy card. Instructions regarding all three methods of voting are included on the proxy card. The signature on the proxy card should correspond exactly with the name of the shareholder as it appears on the proxy card. Where stock is registered in the name of two or more persons, each of them should sign the proxy card. If you sign a proxy card as an attorney, officer, personal representative, administrator, trustee, guardian or in a similar capacity, please indicate your full title in that capacity.

In voting for the election of directors in Proposal 1, you may vote for the election of all of the nominees or you may withhold your votes as to all or specific nominees. In voting on the ratification of the selection of our independent registered public accounting firm in Proposal 2, you can specify whether you approve, disapprove or abstain. If you sign and return the proxy card without specifying any instructions and without indicating expressly that you are not voting some or all of your shares on a particular proposal, your shares will be voted for the proposal.

Holders Needed to Establish a Quorum

A quorum is necessary to hold a valid meeting of shareholders. If holders of a majority of the outstanding shares of common stock are present in person or by proxy for a particular proposal, a quorum will exist for that proposal. In order to assure the presence of a quorum, please vote via the Internet, telephone or sign and return your proxy card promptly in the enclosed postage-paid envelope even if you plan to attend the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on one or more matters on the proxy card, but not on others because the broker does not have the authority to do so.

The Vote Necessary for Action to be Taken

The two persons receiving the greatest number of votes will be elected to serve as Class I directors. More than one-half of the shares present in person or by proxy and entitled to vote at the annual meeting must vote for the ratification of the selection of auditors in order for that proposal to be approved. Accordingly, withholding authority to vote for a director, abstentions and broker non-votes will not affect the outcome of the election of directors. Abstentions and broker non-votes have the same effect as a vote against ratification of the selection of our independent registered public accounting firm.

Revocation of Proxies

If you are a registered holder of our common stock, you may revoke your proxy by giving a written notice of revocation to our Corporate Secretary at any time before your proxy is voted, by executing a later-dated proxy card that is voted at the meeting or by attending the meeting and voting your shares in person. If your shares are held by a broker, you must contact your broker to revoke your proxy. Attendance at the meeting will not automatically revoke your proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 20, 2008

This proxy statement, our 2007 annual report on Form 10-K and our 2007 summary annual report are available at www.mgeenergy.com/proxy. Shareholders can elect to receive e-mail alerts when proxy and annual meeting materials are available on the Internet, instead of receiving paper copies in the mail. If you are a registered holder of our common stock, you may sign up for e-mail alerts, which will notify you when the proxy materials are available via the Internet, by contacting our Shareholder Services Department. If your shares are held by a broker, you must contact your broker to receive these materials via the Internet.

PROPOSAL 1 — ELECTION OF DIRECTORS

As described below, the Board of Directors consists of eight directors divided into three classes, with one class having two directors and two classes having three directors. One class is elected each year for a term of three years. Accordingly, it is proposed that the two nominees listed below be elected to serve as Class I directors for three-year terms to expire at the 2011 annual meeting and upon the election and qualification of their successors.

All of our directors serve concurrently as directors of MGE. As discussed below under “Board of Directors Information,” our Board of Directors has determined that all of our directors, other than Mr. Wolter, are independent as defined in the applicable NASDAQ Stock Market, Inc., listing standards.

Ms. Dewey and Ms. Millner are currently Class I directors whose terms expire at the 2008 annual meeting of shareholders and who have been nominated by the Board for reelection. Ms. Dewey was elected by the Board to fill the vacancy created by the resignation of Donna Sollenberger.

Each of the nominees has indicated a willingness to serve if elected, and the Board has no reason to believe that any nominee will be unavailable. If any nominee should become unable to serve, it is presently intended that your proxy will be voted for a substitute nominee designated by the Board. Under the Company’s retirement guidelines for directors, directors who have served as the chief executive officer or who have been retained as a salaried consultant shall resign from the Board no later than the date and time of the annual meeting of shareholders following their 70th birthday.

The following table sets forth information about the nominees and the current directors who will continue in office after the meeting.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES.

MGEE**
Director
Names (Ages)* and Business Experience	Since

Nominees Class I — Term Expiring in 2011
Regina M. Millner (63), Madison, Wisconsin	1996
Attorney, analyst and broker in commercial real estate for more than 30 years; President, RMM Enterprises, Inc., which specializes in complex real estate projects providing legal, consulting and brokerage services for private clients and governmental agencies.

Londa J. Dewey (47), Madison, Wisconsin	2008
President, QTI Group, Inc., a human resources and staffing company since 2007. Former President, Private Client Group and Market President, at U.S. Bank, where she was an employee from 1982 to 2007 and an Officer from 1985 to 2007. Director of American Family Insurance; Chairman of the Board, United Way of Dane County; Vice Chair of the Board, Meriter Health Services, Inc.; director, Edgewood High School; director, University of Wisconsin Family Business Advisory Board.; director and former Chair, Camp Manitowish YMCA Board.

Members of the Board of Directors Continuing in Office

Class II — Term Expiring in 2009
H. Lee Swanson (69), Cross Plains, Wisconsin	1988
Chairman of the Board and President, SBCP Bancorp, Inc., and Chairman of the Board of the State Bank of Cross Plains, with which he has been associated for more than 42 years.
John R. Nevin (64), Madison, Wisconsin	1998
Executive Director, Grainger Center for Supply Chain Management, and Grainger Wisconsin Distinguished Professor, School of Business, University of Wisconsin-Madison, where he has been a faculty member for 37 years.

Gary J. Wolter (53), Madison, Wisconsin	2000
Chairman, President and CEO of MGE Energy, Inc., and Madison Gas and Electric Co., of which he has been an Officer since 1989 and an employee since 1984.

Class III — Term Expiring in 2010
Richard E. Blaney (71), Madison, Wisconsin	1974
Former President of Richard Blaney Seeds Inc., and Blaney Farms, Inc., with which he was associated for more than 31 years. Blaney Seeds, Inc.’s principal business is retail sales of hybrid seed corn and other agricultural products. Former President of Blaney Agri-Research Foundation and former director of the Wisconsin Agri-Business Council.

Frederic E. Mohs (70), Madison, Wisconsin	1975
Partner in the law firm of Mohs, MacDonald, Widder & Paradise, of which he has been a member since 1968; also Regent Emeritus of the University of Wisconsin (UW) System, retired director of the UW Hospital and Clinics and retired member of the Board of Trustees of the University of Wisconsin Research Park.

F. Curtis Hastings (62), Madison, Wisconsin	1999
Chairman of J. H. Findorff & Sons, Inc., commercial and industrial general contractors and design builders, with which he has been associated for more than 35 years; also director of National Guardian Life Insurance Co.

*	Ages as of December 31, 2007.

**	Date when first became a director of MGE. Ms. Dewey became a director of MGE Energy, Inc., in 2008. The other persons became directors of MGE Energy, Inc., when it became the holding company of MGE in August 2002.

PROPOSAL 2 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal to be considered at the annual meeting is the ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. If the shareholders do not ratify the selection or if PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting or if their appointment is otherwise discontinued, we will appoint other independent accountants.

We selected PricewaterhouseCoopers LLP to audit our consolidated financial statements for 2008. PricewaterhouseCoopers LLP is expected to have a representative present at the 2008 annual meeting who may make a statement and will be available to respond to appropriate questions.

Our Audit Committee approves each engagement of the independent registered public accounting firm to render any audit or non-audit services before the firm is engaged to render those services. The Chairman of the Audit Committee or other designated Audit Committee member may represent the entire Audit Committee for purposes of this approval. Any services approved by the Chairman or other designated Audit Committee members are reported to the full Audit Committee at the next scheduled Audit Committee meeting.

Independent Registered Public Accounting Firm Fees Disclosure	2007 Fees	2006 Fees

Audit Fees
Audit of financial statements and internal controls	$674,000	$749,000
Review of SEC filings and comfort letters	$100,693	$75,500

Total Audit Fees	$774,693	$824,500
Audit Related Fees	$0	$0

Total Audit Related Fees	$0	$0
Tax Fees
Tax research for Iowa wind generation project	$0	$5,700
Review of federal and state income tax returns	$30,858	$24,400
Tax compliance research	$0	$52,900

Total Tax Fees	$30,858	$83,000
All Other Fees
Fee to access online accounting standards library	$1,500	$1,500
Financial analysis for generation projects	$55,600	$28,300

Total All Other Fees	$57,100	$29,800

No de minimis exceptions to this approval process are allowed under the Audit Committee Charter; and thus, none of the services described in the preceding table were approved pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this document. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

Please complete and sign the accompanying form of proxy whether or not you expect to be present at the meeting and promptly return it in the enclosed postage-paid envelope.

BENEFICIAL OWNERSHIP

Beneficial Ownership of Common Stock

The following table lists the beneficial ownership of our common stock as of December 31, 2007 (except as otherwise noted), of each director and nominee, the individuals named in the summary compensation table and the directors and executive officers as a group. In each case, the indicated owner has sole voting power and sole investment power with respect to the shares shown except as noted.

			Percent of
	Number of Shares		Outstanding
Name	Beneficially Owned		Common Stock

Richard E. Blaney	2,201		*
Londa J. Dewey	1,000	(1)	*
Kristine A. Euclide	1,705	(2)	*
Terry A. Hanson	6,294	(2)(3)	*
F. Curtis Hastings	3,471		*
Regina M. Millner	1,332		*
Frederic E. Mohs	12,565	(4)	*
Scott A. Neitzel	3,093	(2)	*
John R. Nevin	1,873		*
Jeffrey C. Newman	3,431	(3)	*
H. Lee Swanson	8,000		*
Gary J. Wolter	9,847	(2)(3)	*
All directors and executive officers as a group (16 persons)	68,599	(3)	*
Lord Abbett & Co., LLC	1,423,704	(5)	6.5%
90 Hudson Street Jersey City, New Jersey 07302

*	Less than 1 percent.

(1)	Beneficial ownership as of February 1, 2008, when Ms. Dewey became a director.

(2)	K. Euclide, T. Hanson, S. Neitzel and G. Wolter are directors of Madison Gas and Electric Foundation, Inc., and as such have shared voting and investment power in an additional 12,000 shares of our common stock held by the Foundation. The Foundation was formed by, and receives contributions primarily from, MGE, which contributions are used for charitable purposes.

(3)	Includes MGEE common stock held by executive officers in the MGE 401(k) defined contribution plan with respect to which those persons have sole voting and investment power: T. Hanson, 663 shares; J. Newman, 77 shares; G. Wolter, 137 shares; and executive officers as a group, 5,921 shares.

(4)	Includes 628 shares of common stock with respect to which Mr. Mohs is trustee of a trust for the benefit of his children.

(5)	Information contained on Schedule 13G filed with the Securities and Exchange Commission for year ended December 31, 2007. Percent shown in table is based on 21,950,335 outstanding shares of common stock as of December 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10 percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Those persons are also required to furnish us with copies of all such reports. Based solely on our review of the copies of the reports received by us and written representations from certain reporting persons, we note that all of our directors and executive officers (we do not have any greater than 10 percent shareholders) filed all required reports during or with respect to the year ended December 31, 2007, on a timely basis.

BOARD OF DIRECTORS INFORMATION

Our Board provides oversight with respect to the Company’s long-term strategic plan, business initiatives, major capital projects and budget matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis including operating and financial reports made at Board and Committee meetings by the Chief Executive Officer and other officers. The Board has four standing committees, the principal responsibilities of which are described below.

Director Independence

Our Board makes an annual assessment of the independence of our directors under the independence guidelines adopted by NASDAQ Stock Market, Inc. Those guidelines are generally aimed at determining whether a director has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. The guidelines identify certain relationships that would affect independence, such as a current or past employment relationship with us, the receipt by the director or one of his or her family members of compensation in excess of $60,000 from us for other than Board or Board Committee service and commercial relationships exceeding specified dollar thresholds. These guidelines are also contained in our Corporate Governance Guidelines, which are posted on our Web site at www.mgeenergy.com/corpgov.

Our Board has determined that each of Mses. Dewey and Millner and Messrs. Blaney, Hastings, Mohs, Nevin and Swanson are, and that Ms. Sollenberger was, during her service prior to her resignation, independent under the NASDAQ Stock Market, Inc., definition of independence. In reaching that determination, the Board considered certain relationships or arrangements that are described below. In each case, the amounts involved in the transactions between us and our subsidiaries, on the one hand, and the companies with which a director or an immediate family member is associated, on the other hand, fell below the amounts identified in our Corporate Governance Principles and NASDAQ Stock Market, Inc., requirements as being thresholds for concerns about their effect on director independence. Because we provide utility services through our subsidiary, MGE, and many of our directors live in the area served by MGE, many of our directors are affiliated with entities that receive utility services from MGE. Similarly, because we and our subsidiaries are active in the community and make substantial charitable contributions and many of our directors live in communities served by MGE and are active in those communities, many of our directors are affiliated with charities that receive contributions from us and our subsidiaries. In addition to those relationships and arrangements, our Board also considered the following:

Mr. Hastings is Chairman of J.H. Findorff & Sons, Inc., a commercial and industrial general contractor, from whom we have purchased and continue to purchase construction services pursuant to competitive solicitations for such services. MGE paid J.H. Findorff & Sons, Inc., for services rendered, less than 1 percent of J.H. Findorff & Sons, Inc.’s gross annual revenue for 2007.

Ms. Dewey is a director of Meriter Hospital and Meriter Health Services, which is a large customer of our gas and electric service.

Committees

Our Board has four committees as described below. The following table sets forth the current membership of each committee and the number of meetings held during 2007:

Corporate
	Audit		Compensation		Executive	Governance
Name	Committee		Committee		Committee	Committee

Richard E. Blaney	X		X		X	X
Londa J. Dewey	X					X
F. Curtis Hastings	X					X
Regina M. Millner	X					X
Frederic E. Mohs	X		X	*	X	X	*
John R. Nevin	X					X
H. Lee Swanson	X	*	X		X	X
Gary J. Wolter					X
Number of Meetings	7	**	1		0	1

*	Committee Chairperson.

**	Consists of three meetings of the Committee and four meetings of one or more of the Committee members and a representative of our independent registered public accounting firm to discuss periodic report filings with the SEC.

Corporate Governance Committee

The Corporate Governance Committee is responsible for taking a leadership role in shaping corporate governance of the Company. The Committee reviews and makes recommendations to the Board regarding corporate governance principles applicable to the Company and concerning Board and committee organization, membership, function and effectiveness. Our Board has adopted a Corporate Governance Committee Charter which is posted on our Web site at www.mgeenergy.com/corpgov. More information regarding our corporate governance practices can be found at our Web site. Each of the members of the Committee are independent as defined in applicable NASDAQ Stock Market, Inc., listing standards.

The Corporate Governance Committee also reviews candidates for our Board and makes nominations of appropriate candidates for election to the Board. The candidate review criteria includes characteristics such as integrity, business experience, knowledge and independence of judgment, as well as diversity in business backgrounds in order to bring different experiences and perspectives to the Board. Diversity in personal background, race, gender, age and nationality, for the Board as a whole, may be taken into account in considering candidates. While screening candidates, the Committee will examine potential conflicts of interest including interlocking directorships and substantial business, civic and social relationships with other members of the Board that could impair a prospective Board member’s ability to act independently.

The Corporate Governance Committee also considers qualified director candidates suggested by our shareholders. Shareholders can suggest candidates by writing to MGE Energy, Inc., Post Office Box 1231, Madison, Wisconsin 53701-1231, Attention: Corporate Secretary. Submissions should describe the candidate’s background, experience and ownership of our shares and otherwise address the factors considered by the Committee as described in our Corporate Governance Guidelines posted on our Web site at www.mgeenergy.com/corpgov. The Corporate Governance Committee will apply the same standards in considering candidates recommended by shareholders as it applies to other candidates. In 2008, the director nominees are currently directors.

Audit Committee

Our Board has an Audit Committee that oversees our relationship with our internal auditors and independent registered public accounting firm and discusses with them the scope and results of their audits, accounting practices and the adequacy of our internal controls. The Audit Committee also reviews all “related party transactions” for potential conflict of interest situations. A “related party transaction is a transaction between us and our directors, executive officers or their immediate family members that are required to be disclosed pursuant to applicable SEC rules (there were no such transactions in 2007). The Committee has a written charter which is posted on our Web site at www.mgeenergy.com/corpgov.

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.

The Audit Committee consists of our seven outside directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the listing requirements of the NASDAQ Stock Market, Inc., and the Company’s Directors Independence Standards. In addition, all Audit Committee members must meet the heightened standards for independence for Audit Committee members imposed by the SEC. Under those heightened standards, a director may not serve on the Audit Committee if the director (i) has received any consulting, advisory or other compensatory fees from us (other than in his or her capacity as a director) or (ii) is affiliated with us or any of our subsidiaries. Our Board of Directors has determined that Mr. Swanson and Ms. Dewey are “audit committee financial experts” as defined by applicable SEC rules and determined that they are independent under the independence standards applicable to audit committee members under the listing requirements of the NASDAQ Stock Market, Inc.

Compensation Committee

Our Board has a Compensation Committee. The function of the Compensation Committee is to review the salaries, fees and other benefits of officers and directors and recommend compensation adjustments to the Board. The Board has adopted a Compensation Committee Charter which is posted on our Web site at www.mgeenergy.com/corpgov. See “Executive Compensation — Compensation Discussion and Analysis” for further information regarding the role of the Compensation Committee and its selection and use of an independent compensation consultant.

The Compensation Committee consists of three directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the listing requirements of NASDAQ Stock Market, Inc., and the Company’s Directors Independence Standards.

Executive Committee

The Executive Committee acts in lieu of the full Board and between meetings of the Board. The Executive Committee has the powers of the Board in the management of our business and affairs, except action with respect to dividends to shareholders, election of principal officers or the filling of vacancies on the Board or committees created by the Board.

Nonemployee Director Compensation

Directors who are our employees receive no additional fee for service as a director or a Committee member. In 2007, nonemployee directors received cash payments and reimbursements as shown in the table below.

						Change in
						Pension Value
						and Nonqualified
	Fees				Non-Equity	Deferred
	Earned or		Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash		Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)		($)	($)	($)	($)	($)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)

Richard E. Blaney	39,200		—	—	—	—	—	39,200
F. Curtis Hastings	38,400		—	—	—	—	—	38,400
Regina M. Millner	37,600		—	—	—	—	—	37,600
Frederic E. Mohs	45,400		—	—	—	—	—	45,400
John R. Nevin	38,400		—	—	—	—	—	38,400
Donna K. Sollenberger	23,100	(2)	—	—	—	—	—	23,100
H. Lee Swanson	52,400		—	—	—	—	—	52,400

(1)	Consists of the amounts described below under “Cash Compensation.”

(2)	Resigned as of September 30, 2007. Fees paid through September 2007.

Cash Compensation

•	Attendance Fees: Each nonemployee director received a fee of $1,300 for attendance at Board meetings and a fee of $800 for committee meetings. Directors receive $1,300 for director educational activities that they attend.

•	Annual Retainer Fee: Each nonemployee director receives an annual retainer fee of $17,000.

•	Chairmanships: The committee chairperson of the Audit Committee is paid an additional $10,000 annually, the committee chairperson of the Corporate Governance Committee is paid an additional $5,000 annually and the committee chairperson of the Compensation Committee is paid an additional $2,500 annually.

The Board met 12 times in 2007. Each member of the Board attended more than 75 percent of the total number of meetings of the Board and the committees on which he or she served.

Policy Regarding Annual Meeting Attendance

Our policy is to encourage our directors to attend the annual meeting of shareholders. For the past five years, all of our directors were present at each of the annual meetings with the exception of one director who was not able to attend one meeting.

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of our Board. The Audit Committee consists of seven independent directors. Its duties and responsibilities are set forth in the Audit Committee Charter adopted by the Board. The Audit Committee Charter is available on our Web site, www.mgeenergy.com/corpgov. The Audit Committee has issued the following report:

In the course of fulfilling our responsibilities, we have:

•	Reviewed and discussed with management the audited financial statements for the year ended December 31, 2007;

•	Discussed with the representatives of our independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), all matters required to be discussed by Statement on Auditing Standards No. 61, as amended and superseded by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance;

•	Received the written disclosures and the letter from our registered public accountants, PricewaterhouseCoopers LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	Discussed with PricewaterhouseCoopers LLP their independence from the Company and management; and

•	Considered whether the provision by PricewaterhouseCoopers LLP of non-audit services is compatible with maintaining their independence.

Based on the foregoing, we have recommended to the Board that the audited financial statements referred to above be included in our annual report on Form 10-K and the annual report to shareholders for the fiscal year ended December 31, 2007.

Richard E. Blaney	Regina M. Millner	H. Lee Swanson, (Chair)
Londa J. Dewey	Frederic E. Mohs
F. Curtis Hastings	John R. Nevin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objective and Strategy

The principal goal of our compensation program is to pay employees, including all of our executive officers, at levels which are:

•	Reflective of how well we are achieving our corporate mission;

•	Consistent with our current financial condition, recent earnings, rates and total shareholder return and the projected change in the Consumer Price Index;

•	Reflective of each individual’s performance, experience and overall actual and potential contribution to our Company; and

•	Competitive in the marketplace for similarly-situated employees.

Our Compensation Committee strives to administer our compensation programs in a manner that is fair and consistent over time. Through our compensation design (and with the help of our independent compensation advisors), the Committee seeks to:

•	Foster an organizational culture to encourage executives to make decisions that create shareholder value within the framework of our corporate objectives;

•	Use a clear, simple-to-understand reward design to allow the Company to attract and retain competent management talent necessary to continue to improve the Company’s long-term performance;

•	Offer employees competitive pay with an additional opportunity to earn above-market pay when Company and individual performance exceeds expectations; and

•	Support our compensation program with appropriate performance management and communications efforts.

Our compensation program is administered by the Compensation Committee of our Board of Directors, which is comprised solely of nonemployee independent directors. Our Committee, together with management and our independent compensation advisors, has developed a comprehensive compensation and benefits strategy to reward group and individual performance in a manner consistent with our long-term goals.

Our compensation program is designed to focus on performance measures which are critical to our business success. These measures include earnings, our credit rating, system reliability, customer satisfaction and implementation of specific objectives developed jointly by management and our Board of Directors.

Our compensation program is designed to promote a performance-based culture that rewards both overall Company performance and individual accountability. This means that in addition to assessing Company performance as a whole, the Committee considers individual performance and contributions in determining pay levels. Toward this end, specific individual targets or Company performance formulas are not set. Instead, market-based salary ranges are examined for each position, and an executive’s positioning within that range is determined by that individual’s experience in their position, as well as the Company’s evaluation of each individual’s performance during the year. The Committee believes that this approach best rewards the Company’s highest performers, while enabling the Company to maintain aggregate compensation expense which is at or below market median.

In addition to its review of external competitive factors, the Committee also considers internal equity among colleagues in determining compensation levels. Toward this end, the Committee uses the projected increase in the Consumer Price Index as a guideline for the aggregate annual increase in pay for both executives and employees. This means that while the Committee considers competitive pay data for specific positions, such data is not the sole factor considered in setting pay levels as the Committee believes promoting internal equity helps to provide long-term stability among its senior management.

To better align the Company’s pay packages with the interests of our shareholders and customers, our Committee believes it is important to place a significant amount of an executive’s total compensation at risk in the form of variable pay. This means that for select senior executives, an additional long-term incentive plan was created that will give an executive the opportunity to earn additional cash awards based on the performance of the Company over a multi-year period of time. Actual award levels are determined based on a variety of factors determined by the Committee including company performance, individual performance and market data. Long-term incentive targets under this new program for the 2007 annual award cycle and the start-up award were 20 percent of each executive’s base salary. In any given year, grants under the program can range from zero to 30 percent of an executive’s base salary, with the expectation that awards will generally be between 10 and 30 percent of an executive’s base salary.

Our compensation strategy is to promote a long-term commitment to the Company. This means that while we believe compensation should have a strong performance link, we also believe the Company benefits from creating a team of tenured, seasoned professionals with significant industry experience. To encourage the long-term commitment we seek, the long-term incentive portion of our compensation structure offers awards that vary in value directly with increases and decreases in our stock price and dividends paid to shareholders. Awards under this long-term incentive plan generally vest over five years (except the initial year, which vests over four years) and all awards have “back-loaded” vesting, which means the majority of the value of the award vests in the later years. The purpose of this vesting mechanism, combined with the annual grant design, is to promote long-term retention and stability among the senior management team by creating significant potential forfeitures of value for employees who depart prior to the conclusion of the vesting period. The Committee believes this approach will appropriately reward our executives while protecting the Company’s long-term investment in its executives.

Role of the Compensation Committee

The Committee, in consultation with the other independent directors, determines the amounts and elements of compensation for our executive officers and provides overall guidance for our executive compensation policies and programs. Three members of our Board of Directors, Messrs. Blaney, Swanson and Mohs (the Chair), currently sit on the Committee. Each of the participants is an independent director under NASDAQ Stock Market, Inc., listing requirements, the exchange upon which our Company’s stock trades. Other Board members may also participate in our consideration of how we pay our employees. The Committee’s function is more fully described in its charter which has been approved by our full Board of Directors.

In making compensation decisions, the Committee is generally advised by our independent compensation consultant, Pearl Meyer & Partners (PM&P). PM&P was hired directly by the Committee, and the Committee retains full autonomy to direct activities. At the time of its hiring, PM&P had no prior relationship with the CEO or any of our Company’s senior management. PM&P also has no contract with the Company and remains subject to termination at any time for any reason deemed sufficient by the Committee.

Though the Committee has directly retained PM&P to provide advice regarding compensation matters, PM&P may interact directly with our CEO, Assistant Vice President of Human Resources, Company legal counsel and/or the Chief Financial Officer and their staffs to provide the Committee with relevant compensation and performance data for our executives and the Company. In addition, PM&P may seek comment and feedback from specific members of our Company’s management to the extent that PM&P finds it necessary or desirable to do so.

To arrive at informed decisions, the Committee collects and/or considers input from various sources and may invite certain senior executives or non-Committee Board members to attend Committee meetings to discuss executive compensation and individual performance. Subject to the Committee’s direction, invitees provide additional insight, suggestions or recommendations regarding compensation decisions. Deliberations generally occur with input from the compensation consultant, management or other Board members. Only independent Board members may vote on compensation decisions for the CEO, which are always done without the CEO or any other members of management being present.

The next section of this Compensation Discussion and Analysis describes each aspect of our compensation and benefits structure:

•	Pay Levels: Determination of the appropriate pay opportunity;

•	Pay Mix: Determination of each element of compensation, its purpose and design and its relationship to the overall pay program; and

•	Pay for Performance: Determination of the performance measures and goals used in the pay programs.

Compensation/Benefits Structure

Pay Levels

Pay levels for all employees, including our NEOs, are determined based on a number of factors, including each individual’s roles and responsibilities, the projected increase in the Consumer Price Index, the individual’s experience and expertise and expected contribution, pay levels for peer positions within the Company, pay levels for similar job functions in the marketplace and performance of our Company as a whole. The Committee recommends pay levels for all of our executive officers. The independent directors of the Board have final approval for CEO pay. All directors including the CEO have approval authority for pay levels of the other NEOs.

The Committee assesses “competitive market” compensation using a number of sources with the help of survey materials evaluated in conjunction with its outside consultant. The Committee (with the assistance of its outside consultant) considers the construction of its peer group, as well as what other compensation data sources should be used to determine appropriate pay ranges. For 2008, the Committee determined that its peer group should be revised, and has in fact made the following changes to the peer group from last year.

2007 Peers	Companies Added for 2008	Companies Deleted

ALLETE, Inc.
Alliant Energy Corporation
Aqua America, Inc.
Northwest Natural Gas Company
Otter Tail Corporation
SEMCO Energy, Inc		SEMCO Energy, Inc.
Wisconsin Energy Corporation
WPS Resources Corporation		WPS Resources Corporation
Black Hills Corporation
CH Energy Group, Inc.
El Paso Electric Company
The Empire District Electric Company
UIL Holdings Corporation

Both SEMCO Energy, Inc., and WPS Resources Corporation were deleted from the Company’s peer group because they were involved with corporate transactions, as a result of which they no longer have publicly available compensation data. Accordingly, the Company and its compensation consultant considered whether any additional companies would be appropriate for compensation purposes. The compensation consultant reviewed public energy companies for similarity to the company in size (as determined by revenues) and lines of business. Generally, companies had to have revenues no less than 50 percent of MGE and no greater than two times our revenues in 2007. As a result of this process, the consultant recommended that up to five additional peer companies could be added to the six companies remaining from 2007. After consultation with management, the Committee determined to add the five companies as indicated above.

The Committee believes that the additions made to the existing peer group better reflect competitive pay levels for our key employees. Once the peer group is finalized, executive salaries are established to reflect competitive salary levels for similar positions in similar-sized gas and electric utilities, similar-sized companies outside of the utility industry and other utilities located in the state of Wisconsin. For these reasons, the peer group of companies listed above is used for compensation comparison and pay benchmark purposes. Where applicable, peer company information may be supplemented with general and industry-specific survey data that provides position-based compensation levels across broad industry segments.

Relative to the competitive market data, our Committee does not set a specific targeted percentile as part of its compensation philosophy. An executive’s positioning against the competitive labor market would reflect that executive’s experience, marketability and performance over a period of time. While we use benchmarking as described above in determining appropriate compensation ranges, the Committee avoids making “automatic” adjustments based on an employee’s positioning relative to the market. The Committee believes this approach better utilizes competitive data to facilitate rather than drive the Company’s pay decisions, which results in appropriate recognition of our top performers.

Depending on whether Company and individual performance meets expectations, realized total compensation during any given year may be above or below the benchmark compensation levels. The amount and structure of compensation can also vary by executive due to negotiations and competitive pressures inherent in attracting and hiring experienced utility managerial talent in the utilities industry. To help attract and retain such talent, the Committee also seeks to provide an appropriate level of employee benefits comparable to those in the utility industry and to publicly traded companies in the state of Wisconsin.

In structuring total compensation, the Committee is also sensitive to the needs of other constituent stakeholders. At the present time, the Committee believes, based on market data supplied by its outside compensation consultant, that total direct compensation levels for our NEOs (which includes the estimated grant value granted in the 2007 long-term incentive award cycle) remain at or below competitive market median levels.

Pay Mix

Our compensation program consists of each of the following components:

•	Base Salary: Fixed pay over standard time periods in an amount based upon an individual’s experience, expected contribution and demonstrated level of individual performance;

•	Annual Incentive Bonus: Our annual incentive plan is designed to reward achievement of annual business goals. Awards are determined on a judgmental basis, taking into account a number of performance dimensions as described below;

•	Long-Term Incentives: Cash awards tied to increases in shareholder value over periods of time exceeding one year. Long-term awards help align the financial interests of our executives with those of our shareholders, reward achievement of our strategic goals and initiatives, and provide critical stability among management through retention features. We adopted a plan to achieve these objectives in December 2006. The first grants made under this plan became effective January 1, 2007; and will continue to be made to select senior executives on an annual basis. The Company does not currently grant any stock options or other form of stock-based equity to its executives. Accordingly, the current cash long-term incentive program, also referred to as our performance unit plan, is the Company’s sole long-term compensation vehicle.

•	Benefits: Additional programs offered to provide tax-advantaged income deferral and investments, appropriate health care coverage and other benefits which assists our Company to attract and retain the best employees.

Base Salaries

In setting base salaries, the Committee works with its outside compensation consultant to develop compensation ranges. The Committee positions each employee’s pay based on each individual’s experience level or employment skills. Final salaries generally lie within these ranges. Annual adjustments to employees’ base-pay levels are determined based upon numerous factors including an individual’s specific job responsibilities, how that individual participates in our strategic initiatives, any competitive labor market pressures, the Company’s performance over the prior 12 months and the individual’s performance for the prior 12 months. No specific weighting of these factors is used but are weighed as deemed appropriate by the Committee. Base salaries for the NEOs were increased by roughly 3.5 percent in 2007.

Annual Incentive

The annual incentive plan is designed to reward achievement of business objectives and to reflect the overall quality of Company performance. Participation in the incentive plan includes all of our senior executives. Consistent with our Company’s pay level strategy, these target annual incentive levels are set to generate target annual cash compensation (i.e., the sum of base salary plus target annual incentive amount) at or below competitive market median levels. In 2008, our incentive plan payout was based on performance. Earnings per share finished at $2.27 in 2007 compared to $2.06 in 2006. Electric reliability performance for 2007 is ranked in the top 10 percent of the prior three-year average for the industry. We also had high customer satisfaction ratings and remain the highest-rated combination gas and electric utility in the country by Standard & Poor’s and Moody’s. In addition, the Company produced savings of more than $5,000,000 for customers under the Gas Cost Incentive Mechanism and had gas commodity costs below the state-wide average for Wisconsin utilities. During 2007, we also achieved key strategic objectives including completion of our Power Tomorrow community workshops, renewal of our Environmental Cooperative Agreement with the Wisconsin Department of Natural Resources and recertification of the Blount Generating Station under the International Standard for Organization’s 14001 standard. We also negotiated three long-term power purchase agreements and started construction of a 30-megawatt wind farm.

Based on the Committee’s assessment of 2007 performance, aggregate bonuses of $590,000 were awarded to the NEOs as compared to $535,000 for 2006. Awards were made based on an evaluation of the quality of NEO and Company performance in each of these years, based on the Committee’s assessment of the factors discussed above, including growth in earnings per share which exceeded our expectations at the commencement of 2007.

Long-Term Incentives

In 2004, the Committee commissioned its compensation consultant, PM&P, to perform a market study for our top 11 executives. This study concluded that, while base salaries were at or near market median and total cash was within 10 percent of median, the lack of long-term incentive awards was resulting in a serious shortfall for our executives versus the market, with 7 of 11 executives approximately 25 percent or more below market median for total direct compensation. These findings were consistent with those of a study previously performed by another consultant. The Committee spent approximately two years assessing the issue and reviewing alternative approaches to motivation and retention and determined that the lack of any long-term incentive plan might compromise the Company’s ability to attract and retain qualified senior executives.

In 2006, PM&P recommended and the Board approved a new cash long-term incentive plan. Under this Plan, selected executives of MGE will be eligible to receive performance units, representing the right to receive cash settlement upon vesting. The ongoing annual awards will carry a five-year vesting term (vesting 60 percent at the end of the third year and an additional 20 percent at the end of each of the fourth and fifth years), while the one-time initial start-up award will vest over four years (vesting 50 percent at the end of the third year and 100 percent at the end of the fourth year). Awards vary in value based on changes in the Company’s stock price, and awards generally contain the right to participate in dividend payments on the same terms and conditions as our shareholders.

Awards are governed by the terms of the 2006 Performance Unit Plan and by the operative award documents issued at the time the award is granted, subject to compliance with the Plan.

The Committee believes the use of the Performance Units in the format described will help balance the Company’s previous reliance on the Annual Incentive Plan by tying significant additional incentives to stock-price performance achieved over multi-year periods of time.

Our Committee believes that combining these two types of awards (i.e., Annual Incentive and Performance Units) provides appropriate incentives to perform while creating additional and necessary retention for our key executives. Also, using multi-year awards settled in cash helps protect our shareholders against equity-based dilution that would otherwise occur from typical stock-based long-term awards, though such cash-settled awards are accounted for differently, and potentially less favorably to the Company, than stock-based awards. The Committee currently believes that the advantages gained from protecting against equity-based dilution outweigh these accounting considerations. In 2007, Performance Units were targeted at 20 percent of an executive’s base salary, and awards during any given year (except the initial year, which contained an additional startup grant) may not exceed 30 percent of an executive’s base salary.

The Committee believes the Performance Unit Plan is responsive to a need to retain and reward our key executives consistent with market pay levels, is mindful of total compensation cost, keeps compensation for recipients more competitive with the market and promotes internal equity among colleagues who regularly work together.

Due to the Company’s lack of any equity award program, the Committee determined that a “gap” existed when comparing total direct compensation for senior executives versus market. Accordingly, target long-term incentive award levels are set by the Committee to help reduce this gap between market total direct compensation and comparable pay at the Company. However, award levels are not designed to and may not necessarily eliminate any such deficits between total direct compensation at the Company and comparable market pay.

The annual grants are reviewed and approved by our Company’s independent directors. The grant date for these annual awards is deemed to occur on the meeting date at which the grants are approved or a designated date subsequent to the meeting. Administration of all long-term awards is managed by our internal Human Resources and Finance Departments, and specific instructions related to timing of grants are given directly from the Committee.

Other Benefits

As Company employees, our NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time salaried employees. These include the Company’s health and welfare benefits (e.g., medical/dental plans, disability plans, life insurance, etc.). Executives also participate in the Company’s pension and 401(k) retirement plans.

The Company also offers certain executives, including the NEOs, supplemental retirement benefits under individual Income Continuation Agreements (Agreements). Retirement benefits under the Agreements supplement benefits from the qualified pension plan that would have been payable under the pension plan in the absence of legislation limiting earnings that may be considered in calculating benefits and the amount actually payable under the pension plan. The benefit formula is outlined in the Pension Table.

Post-Termination Compensation

The Company recognizes that, as with any public company, it is possible that a change of control of the Company may take place in the future. The Company also recognizes the threat or occurrence of a change in control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. The Company also believes that it is essential and in the best interests of its shareholders to retain the services of its key management personnel in the event of a threat or occurrence of a change in control and to ensure their continued dedication and efforts in such event. In keeping with this belief and its objective of retaining and motivating highly talented individuals to fill key positions, the Company has entered into severance agreements with all of the named executive officers.

The severance agreements guarantee the named executive officers specific payments and benefits upon termination of employment as a result of change of control of the Company or if the employee voluntarily terminates employment within a specified period following a change in control. Additional details of the terms of the change in control agreements are provided in the “Potential Payments on Employment Termination or Change in Control” section of this Proxy Statement.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Committee considers the various tax and accounting implications of compensation vehicles employed by the Company. As previously mentioned, cash-settled awards based on the Company’s share price may carry accounting charges that differ from or exceed similar stock-based awards, but have been selected by the Committee as the best long-term compensation vehicle due to the Committee’s desire to minimize shareholder dilution.

Compensation Committee Report

The Compensation Committee of the Board of Directors of MGE Energy oversees MGE’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and this Proxy Statement.

Richard E. Blaney
Frederic E. Mohs (Chair)
H. Lee Swanson

2007 Summary Compensation Table

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	$	($)	($)(2)	(3)($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Gary J. Wolter	2007	438,296	210,000	167,256	—	—	146,226	23,926	985,704
Chairman, President and	2006	423,476	190,000				138,672	23,279	775,427
Chief Executive Officer
Terry A. Hanson	2007	202,780	94,000	77,420	—	—	118,500	13,842	506,542
Vice President, Chief	2006	195,924	85,000				67,288	6,109	354,321
Financial Officer and Secretary
Kristine A. Euclide	2007	221,584	99,000	84,568	—	—	96,738	7,325	509,215
Vice President and	2006	204,248	90,000				35,074	13,445	342,767
General Counsel
Scott A. Neitzel	2007	219,580	99,000	83,816	—	—	58,635	14,880	475,911
Vice President-	2006	202,316	90,000				40,746	12,129	345,191
Energy Supply
Jeffrey C. Newman	2007	197,712	88,000	75,456	—	—	33,083	14,082	408,333
Vice President	2006	191,024	80,000				29,466	12,963	313,453
and Treasurer

(1)	This column reflects the amount we have recognized for financial statement reporting purposes in respect of awards made during 2007 under our 2006 Performance Unit Plan. Two awards were made to each NEO under the Plan, one award in respect of 2007 and one in respect of 2006, which was the intended start up year of the Plan. Both awards are subject to vesting, as described in the “Outstanding Equity Awards at December 31, 2007” table.

(2)	The amounts shown in this column include the aggregate of the increase in actuarial present values of each of the executive officer’s accumulated benefits under our Pension Plan and Income Continuation Agreements and the above-market earnings on nonqualified deferred compensation. The change in the actuarial present value of accumulated pension benefits in 2007 are $139,741 for Mr. Wolter, $117,157 for Mr. Hanson, $94,724 for Ms. Euclide, $58,111 for Mr. Neitzel and $32,857 for Mr. Newman. Above-market earnings on deferred compensation in 2007 are $6,485 for Mr. Wolter, $1,343 for Mr. Hanson, $2,014 for Ms. Euclide, $524 for Mr. Neitzel and $226 for Mr. Newman.

(3)	Amounts shown for all other compensation are Company contributions to a 401(k) defined contribution plan, pay for unused vacation, $250 for a holiday bonus, a wellness incentive of $41 for Mr. Wolter, Ms. Euclide and Mr. Neitzel and a premium reimbursement for low sick leave usage. The 401(k) Company contributions for 2007 were $6,750 for Mr. Wolter and Mr. Neitzel, $5,940 for Mr. Hanson, $5,785 for Ms. Euclide and $5,992 for Mr. Newman. Pay for unused vacation in 2007 was $16,473 for Mr. Wolter, $7,240 for Mr. Hanson, $1,249 for Ms. Euclide, $7,427 for Mr. Neitzel and $7,431 for Mr. Newman. Messrs. Wolter, Hanson and Neitzel received pay equal to their long-term disability premium of $412 and Mr. Newman’s pay for the premium was $409.

2007 Grants of Plan-Based Awards Table*

			Estimated Future
			Payouts Under	Exercise or
		Date of	Equity Incentive	Base Price of
		Compensation	Plan Awards	Option
	Grant	Committee	Target	Awards
Name	Date	Action	(#)	($/sh)
(a)	(b)		(g)	(k)

Gary J. Wolter	01/01/2007	12/15/2006	2,033	42.14
	01/01/2007	12/15/2006	1,968	43.53
Terry A. Hanson	01/01/2007	12/15/2006	941	42.14
	01/01/2007	12/15/2006	911	43.53
Kristine A. Euclide	01/01/2007	12/15/2006	1,028	42.14
	01/01/2007	12/15/2006	995	43.53
Scott A. Neitzel	01/01/2007	12/15/2006	1,019	42.14
	01/01/2007	12/15/2006	986	43.53
Jeffrey C. Newman	01/01/2007	12/15/2006	917	42.14
	01/01/2007	12/15/2006	888	43.53

*	Identification letters above columns conform to the prescribed disclosure format. Columns without entries have been eliminated to improve readability of the table.

In 2006, the Board approved a new long-term incentive plan. Under this Plan, certain key executives of MGE received performance units, which vary in value based on the Company’s share price and any dividend payments made by the Company during the vesting period. Performance Units are settled by the Company in cash.

Annual awards under the Plan generally vest over five-year periods as follows: 60 percent in year three and 20 percent in each of year four and year five. However, in 2007, each executive also received a one-time special “startup” award with a four-year vesting period, with 50 percent of the award vesting in year three and 50 percent vesting in year four.

The Plan permits the Company to make annual awards up to 30 percent of each executive’s base salary as determined on the date of the grant. Award values are based on the Company’s current share price plus projected dividend payments to be received over the term of the award. For each of the awards made in 2007, the targeted value can be determined by taking the number of Performance Units shown in column (g) and multiplying by the base price shown in column (k).

In 2007, each of the annual awards and the special one-time startup awards were targeted by the Company to equal 20 percent of each executive’s base salary as of December 31, 2006. This yielded the following target award values for each executive for each award: Mr. Wolter — $85,661, Ms. Euclide — $43,306, Mr. Neitzel — $42,914, Mr. Hanson — $39,631 and Mr. Newman — $38,640. The base price shown in the table is based upon the Company’s share price of $36.58, plus the projected annual dividend rate of $1.39 for each year in the term of the award. The five-year award contains five estimated annual dividend payments of $1.39, and the four-year award contains four estimated annual dividend payments of $1.39.

Actual value of Performance Units upon settlement may increase or decrease from the targeted values shown in the table based upon changes in the Company’s share price and any changes in the actual dividends declared during the vesting period.

Outstanding Equity Awards at December 31, 2007*

	Stock Awards
	Number of Shares of Units or Stock	Market Value of Shares or Units of Stock
	that Have not Vested	that Have Not Vested
Name	(#)(1)	($)(2)
(a)	(g)	(h)

Gary J. Wolter	2,033	83,577
	1,968	83,679
Terry A. Hanson	941	38,684
	911	38,736
Kristine A. Euclide	1,028	42,261
	995	42,307
Scott A. Neitzel	1,019	41,891
	986	41,925
Jeffrey C. Newman	917	37.698
	888	37,758

*	Identification letters above columns conform to the prescribed disclosure format. Columns without entries have been eliminated to improve readability of the table.

(1)	This table reflects awards made under our 2006 Performance Unit Plan, which will ultimately be paid in cash. At December 31, 2007, each NEO had two awards outstanding under that Plan. The first listed award vests 50% on December 31, 2009 and 50% on December 31, 2010. The second listed award vests 60% on December 31, 2009, 20% on December 31, 2010 and 20% on December 31, 2011.

(2)	The market value shown for the units composing each of the awards is based on the value of our common stock and dividends as of December 31, 2007, as reflected in our FAS 123R accounting for the awards.

2007 Pension Benefits Table

		Number of	Present Value
		Years	of
		of Credited	Accumulated	Payments
		Service	Benefit	During
Name	Plan Name	(#)	($)	2007
(a)	(b)	(c)	(d)	(e)

Gary J. Wolter	Retirement Plan	24	489,130	—
	Income Continuation Agreement	24	1,185,938	—

Terry A. Hanson	Retirement Plan	26	664,560	—
	Income Continuation Agreement	26	321,324	—

Kristine A. Euclide	Retirement Plan	6	113,088	—
	Income Continuation Agreement	6	394,645	—

Scott A. Neitzel	Retirement Plan	10	133,320	—
	Income Continuation Agreement	10	397,149	—

Jeffrey C. Newman	Retirement Plan	22	262,091	—
	Income Continuation Agreement	22	217,076	—

The Madison Gas and Electric Company Retirement Plan (Retirement Plan) is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits are payable at retirement in the form of an annuity. Earnings, for purposes of calculation of benefits under the Retirement Plan, include salary and bonus, but exclude payments under the Performance Unit Plan and pay deferred under nonqualified deferred compensation agreements. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2007, the annual limitation is $230,000.

Benefits under the Retirement Plan are calculated as an annuity based upon the employee’s years of service to a maximum of 30 and the employee’s highest average earnings for the 60 consecutive calendar month period during the 120 consecutive calendar month period preceding the employee’s retirement multiplied by 1.4 percent for each year of service. Prior to 1986, the Plan was contributory and the multiplier for pre-1986 Retirement Plan service is 1.7 percent and the employee’s contributions are credited with earnings based on the greater of 5 percent or actual trust earnings for the prior year. The Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $180,000 payable at age 65 in accordance with Internal Revenue Service requirements. Contributions to the Retirement Plan are made entirely by MGE and paid into a trust fund from which benefits of participants will be paid.

Eligibility for early retirement under the Retirement Plan is age 55 and five years of service. Benefits in the form of an annuity are available on a reduced basis at age 55 and an unreduced basis at age 65, or at age 62 with 15 years of service. Of the officers named in the Summary Compensation Table, Mr. Hanson and Ms. Euclide are eligible for early retirement under the Retirement Plan.

Each named executive officer has also entered into an income continuation agreement to supplement benefits from the Retirement Plan. The income continuation agreements are unfunded and benefits are paid from the Company’s general assets. Benefits are payable at retirement in the form of a ten-year certain annuity. Earnings, for purposes of the income continuation agreements, include salary and bonus, but exclude payments under the Performance Unit Plan.

Benefits under the income continuation agreements for Messrs. Wolter, Hanson, Neitzel and Newman range from 55 percent at age 55 to 70 percent at age 65 of the employee’s highest average earnings for the 60 consecutive calendar month period during the 120 consecutive calendar month period preceding the employee’s retirement less the benefit from the Retirement Plan. Benefits under the income continuation agreement for Ms. Euclide range from 24 percent at age 55 to 40 percent at age 63 of her highest average earnings for the 60 consecutive calendar month period during the 120 consecutive calendar month period preceding her retirement less the benefit from the Retirement Plan. In all agreements, the designated percentage is based on the employee’s age at retirement.

A grantor trust has been established through which the Company pays benefits. In the event of a potential change in control or an actual change in control, we are required to fund the trust with cash or marketable securities in an amount equal to 100 percent of the present value of the aggregate amounts required to pay beneficiaries under all income continuation and nonqualified deferred compensation agreements plus an amount to cover the expense of maintaining the trust.

Amounts shown in the Pension Benefits Table assume a discount rate of 6.24 percent per annum. Benefits are calculated at earliest unreduced retirement age of 62 for the Retirement Plan for all executives except Ms. Euclide and age 65 for the income continuation agreements. For Ms. Euclide, retirement age is 65 for the Retirement Plan and age 63 for the income continuation agreement. All benefits are calculated using RP-2000 Combined mortality tables with a nine-year projection. No pre-retirement decrement is assumed. Benefits are payable in the form of a life annuity for the Retirement Plan and a ten-year certain annuity for the income continuation agreements.

2007 Nonqualified Deferred Compensation Table

	Executive		Aggregate
	Contributions	Registrant	Earnings	Aggregate	Aggregate
	in 2007	Contributions	in 2007	Withdrawals/	Balance as of
Name	($)(1)	in 2007	($)(2)	Distributions	12/31/07($)(3)
(a)	(b)	(c)	(d)	(e)	(f)

Gary J. Wolter	—	—	36,416	—	540,173
Deferred Compensation Plan
Terry A. Hanson	12,000	—	7,551	—	118,578
Deferred Compensation Plan
Kristine A. Euclide	30,000	—	11,332	—	184,518
Deferred Compensation Plan
Scott A. Neitzel	—	—	2,944	—	43,675
Deferred Compensation Plan
Jeffrey C. Newman	5,400	—	1,275	—	21,872
Deferred Compensation Plan

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Other than above-maket earnings, amounts in this column are not included in the Summary Compensation Table for 2007.

(3)	Employee salary deferrals and above-market earnings for prior years have been previously reported in the Summary Compensation Table. The aggregate balance for the prior year was $503,757 for Mr. Wolter, $99,027 for Mr. Hanson, $143,186 for Ms. Euclide, $40,731 for Mr. Neitzel and $15,197 for Mr. Newman.

The 2007 Nonqualified Deferred Compensation Table represents amounts deferred under individual deferred compensation agreements. Participants may defer up to 100 percent of monthly salary under their deferred compensation agreements. Deferred amounts are credited with earnings based on the semi-annual rate of U.S. Treasury Bills having a 26-week maturity increased by one percentage compounded monthly, with a minimum annual rate of 7 percent, compounded monthly. The basis for the earnings credit is determined by the Company with approval from the Board of Directors and was last changed in 1991. The Company does not make contributions to participants’ accounts under the deferred compensation agreements. Distributions are payable upon the six-month anniversary of the employee’s termination of employment with the Company. The form of distribution is based on employee election and paid in semi-annual or annual installments up to 15 years or in a lump sum.

Potential Payments on Employment Termination or Change in Control

MGE has entered into individual severance agreements (Severance Agreements) with each of our NEOs that provide for payments in connection with the officer’s termination in the event of a change in control. In addition, each NEO is also a participant in the Madison Gas and Electric Company General Severance Plan (Severance Plan) which covers our salaried employees.

Under the Severance Plan for terminations other than for a change in control, the NEOs, like other salaried employees, are entitled to a payment equal to two weeks of compensation plus the employee’s weekly compensation multiplied by the number of years of employment, not to exceed 24 years. There are no benefits payable under the Severance Plan if termination results from cause, permanent disability, death, early or normal retirement or voluntary termination. Benefits that are equally available in the event of employment termination to all salaried employees (including NEOs) are not separately valued in this section.

Under the Severance Agreements, Mr. Wolter, Mr. Hanson, Ms. Euclide, Mr. Neitzel and Mr. Newman are entitled to a severance payment following a “change in control” if, within 24 months after the change in control, employment is terminated by: (i) MGE, (ii) the employee for “good reason” or (iii) the employee for any reason during the 30-day period commencing one year after the date of the change in control. The employee must remain with the Company voluntarily until an attempted change in control terminates or until 90 days following a change in control. The employee agrees to keep confidential trade secrets and other non-public information concerning MGE.

“Change in control” is defined to include:

•	The acquisition by any person, subject to certain exceptions, of beneficial ownership of 20 percent or more of our common stock;

•	A change in the majority of our Board of Directors;

•	Certain mergers or similar transactions involving MGE’s assets where, among other conditions, the current shareholders do not constitute at least 60 percent of the shareholders of the resulting or acquiring entity, or

•	A liquidation or dissolution of MGE.

“Good reason” is defined to include a material reduction in the employee’s position, duties or responsibilities; any reduction in compensation or benefits; or failure to provide benefits comparable to peer employees and a required relocation of the employee from Dane County, Wisconsin. The employee’s good faith determination of good reason is considered conclusive.

Severance payments to Mr. Wolter, Mr. Hanson, Mr. Neitzel or Mr. Newman will be equal to three times the employee’s annual base salary plus three times the highest bonus paid during any of the five years immediately preceding a change in control. Severance payments to Ms. Euclide will be equal to two times her annual base salary plus two times the highest bonus paid during any of the five years preceding a change in control. If the employee receives severance benefits following a change in control, the employee’s health, life and disability benefits are continued for two or three years (depending upon the individual agreement), and the employee will also be grossed up for any excise taxes the employee may incur. If the employee’s children are eligible for company-sponsored scholarship benefits, such benefits must be continued for as long as the employee’s children would otherwise be eligible. If the employee is at least 50 years old at termination, the employee will be eligible for retiree health benefits — a benefit that is available to all salaried employees under the Severance Plan. In addition to severance, MGE is obligated to pay any legal expenses incurred by the employee for disputes in which the employee prevails. Employees are not obligated to seek other employment or otherwise take action to mitigate the amounts payable by MGE. Over age 67, benefits are subject to reduction (eventually to zero); no benefits are payable beyond age 70 or if the employee dies. There are no benefits payable under the Severance Agreements if termination results for cause.

The table below was prepared to illustrate the incremental benefits payable under the Severance Agreements over the benefits payable under the Severance Plan as though a change in control occurred, and the NEO’s employment was terminated on December 31, 2007. However, no change in control of MGE has actually occurred, and no executive has received any of the severance indicated. If a change in control did occur in the future, the actual payments to the NEOs would depend upon the circumstances in effect at the time, including relative salaries, bonuses and ages.

Executive Benefits
Upon Termination	Gary J. Wolter	Terry A. Hanson	Kristine A. Euclide	Scott A. Neitzel	Jeffrey C. Newman

Severance Payments
Base Salary	$1,329,876	$615,276	$448,224	$666,252	$599,904
Bonus(1)	$630,000	$282,000	$198,000	$297,000	$264,000
Performance Units	$167,256	$77,420	$84,568	$83,816	$75,456
Perquisites and Benefits
Educational Scholarship	$0	$0	$4,000	$0	$0
Benefits Continuation	$84,888	$17,503	$36,889	$55,315	$55,099
Tax Gross-Up	$803,993	$382,494	$261,074	$444,088	$387,080

Total	$3,016,013	$1,374,693	$1,032,755	$1,546,471	$1,381,539

(1)	Prorata bonus would be payable for the year of termination, but because it is considered reasonable compensation for services rendered prior to the change in control valuation date, it has been excluded from this table.

OTHER INFORMATION

Expenses of Solicitation

We will bear the cost of soliciting proxies for the annual meeting. Proxies will be solicited by mail and may be solicited personally by our directors, officers or employees who will not receive special compensation for such services. We have retained Morrow & Co.,LLC., to solicit proxies at a fee of $6,000 plus expenses.

Shareholder Proposals for 2009 Annual Meeting

Shareholder proposals intended to be presented at the 2009 annual meeting of shareholders must be received in writing at our principal executive offices (133 South Blair Street, Post Office Box 1231, Madison, Wisconsin 53701-1231, Attention: Secretary) prior to December 5, 2008, in order to be considered for inclusion in our proxy statement and proxy related to that meeting. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the SEC.

Our Bylaws set forth additional requirements and procedures regarding the submission by shareholders of matters for consideration at the 2009 annual meeting of shareholders, including a requirement that those proposals be given to the Secretary not later than the close of business on the 75th day and not earlier than the close of business on the 100th day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder proposal intended to be considered at the 2009 annual meeting of shareholders must be received by the Secretary at the address set forth above after the close of business on February 9, 2009, and on or prior to the close of business on March 6, 2009.

Contacting Our Directors

A shareholder who desires to contact members of our Board of Directors may do so by sending an e-mail to directors@mgeenergy.com or by writing to Board of Directors, MGE Energy, Inc., Post Office Box 1231, Madison, Wisconsin 53701-1231. The correspondence should identify the shareholder and his, her or its address and shareholdings. That correspondence is received by our Corporate Secretary’s office. Our Corporate Secretary’s office will forward matters within the Board’s purview to them. Ordinary business matters, such as issues relating to customer service, employment or commercial transactions, will be directed to the appropriate areas within our company for handling. Comments or concerns regarding financial reporting, legal compliance or other ethical issues should be directed to EthicsPoint at www.ethicspoint.com or phone 1-866-384-4277, a third party we have selected for receiving and handling such communications from shareholders as well as our employees. Communications to EthicsPoint may be sent anonymously. EthicsPoint will forward those communications directly to the Chairman of our Audit Committee.

By Order of the Board of Directors,
GARY J. WOLTER
Chairman of the Board,
President and Chief Executive Officer

Dated: April 14, 2008

MAP

MGE Energy, Inc. Post Office Box 1231 Madison, Wisconsin 53701-1231

A
B

VOTE AND VIEW PROXY MATERIALS ONLINE	Have this voting form in hand, access our Web site at http://www.mgeenergy.com and follow the instructions.
IF YOU ELECTED TO VIEW PROXY MATERIALS VIA THE INTERNET, THEY ARE AVAILABLE AT THE VOTING WEB SITE ABOVE.
VOTE BY TELEPHONE	Have this voting form in hand, call the toll-free number 1-800-678-8548 and follow the instructions.
(You will not be charged for this call.)

Option A: To vote as the Board of Directors recommends on ALL proposals, press 1.
Option B: If you choose to vote on each item separately, press 0.

If you vote by phone or Internet – DO NOT mail the proxy card. Thank you for voting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.
   Fold and Detach Here.

Indicate your vote by placing an (X) in the appropriate box. Proposal 1. ELECTION OF DIRECTORS 01 Londa J. Dewey 02 Regina M. Millner ☐ For All ☐ Withhold For All ☐ For All Except*

*To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above and mark an (X) in the “For All Except” box.

Proposal 2. RATIFICATION OF PRICEWATERHOUSECOOPERS	Signature(s):	Date:
LLP FOR 2008
☐ For ☐ Against ☐ Abstain

In their discretion upon such other business as may properly come before the meeting.
MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box here if you want to receive proxy materials by mail only at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice. ☐

Please sign exactly as name(s) appears above and date this proxy. If joint account, each should sign. Executors, Administrators, Trustees, etc., indicate the capacity in which you are signing.
This proxy will be voted FOR all nominees unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.

This proxy revokes any previous proxies given.	(continued on reverse side)

2008 Annual Shareholder Meeting Reservation

If you plan to attend the Annual Meeting, please sign and return with your proxy vote. (Reservations must be received by us on or before May 12, 2008.)

☐ I/we will attend the annual meeting.

Shareholder Attending

Shareholder Attending

Guest

PROXY Proxy for Annual Meeting of Shareholders – May 20, 2008 This Proxy is Solicited on Behalf of the Board of Directors
I/we appoint Richard E. Blaney, Frederic E. Mohs and Terry A. Hanson, as proxies with power of substitution, to represent and to vote all shares of stock I/we would be entitled to vote at the Annual Meeting to be held at the Marriott-Madison West, 1313 John Q. Hammons Drive, Greenway Center, Middleton, Wisconsin, on Tuesday, May 20, 2008, at 11 a.m., local time, and at all adjournments thereof.
Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
Please sign exactly as name(s) appears on this proxy card and date this proxy. If joint account, each joint owner should sign. Executors, Administrators, Trustee, etc., indicate the capacity in which you are signing.